Exhibit 10.3
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.
Employee Assignment Agreement

by and between
Velocity Global Switzerland GmbH
Kanzleistrasse 18
8004 Zürich
hereinafter „Velocity”
and
Klaviyo, Inc.
125 Summer Street, Boston, 02110 USA
hereinafter the “Assignment Company”
WHEREAS an employee will be provided by Velocity to the Assignment Company for the contractually agreed period of time (hereinafter the “Assignment”).
WHEREAS the employee provided to the Assignment Company is bound to Velocity by an Employment Agreement defining his rights and obligations towards Velocity.
WHEREAS the employee provided to the Assignment Company is not contractually bound to the Assignment Company. Nevertheless, he is integrated into the Assignment Company in personal, organizational and temporal respects.

WHEREAS since 19 March 2021, Velocity holds a license for staff leasing in accordance with the Federal Employment Service Law (Arbeitsvermittlungsgesetz, AVG), issued by the Office for Economy and Labor of the Canton of Zurich, 8090 Zurich.
WHEREAS Velocity also holds a federal authorization to lease staff, issued by the State Secretariat for Economic Affairs (SECO), Directorate for Labor, Effingerstrasse 31, 3003 Bern.
1.Assignment
Velocity will provide the following employee to the Assignment Company:
Mr. Luciano Fernández Gomez
(hereinafter the “Employee”)
The Employee has the following professional and vocational qualifications:
- MBA, Business Administration, Management and Operations
- New Business Development

The Employee will exercise the following function:
Interim Executive Officer
The Employee is in the following wage classification:
skilled (gelernt) / with professional experience (angelernt)
The Employee will mainly work from home and at the Assignment Company’s premises as requested by the Assignment Company.
Applicable CBAs:
X    The Assignment Company is not subject to a universally binding CBA.
The Assignment will start on:
5th November 2025
The Assignment is unlimited in time.
2.Working hours

The following shall be regarded as the weekly working hours of the Employee:
42 hours per week Monday to Friday
Work at night, on Sundays and public holidays shall be excluded.
Holidays: 20 days (4 weeks) + bank holidays at the place of residence.
The Assignment Company will keep time, sickness and holiday records, and shall deliver them to Velocity on a monthly basis.
3.Extra hours and overtime work
1.)Extra hours
Extra hours are deemed to be those hours worked in excess of the number of the hours agreed with the Assignment Company. In the absence of any other mutual agreement and if an hourly rate has been agreed, these hours are to be paid without the statutory surcharge to the hourly rate specified in this Assignment Agreement. If a monthly wage has been agreed, extra hours shall be compensated with payment of the monthly wage.
2.)Overtime
The Assignment Company is responsible for ensuring that the provisions of the Swiss Labor Act are complied with, especially with regard to overtime. Overtime is the number of hours worked in excess of the legally defined maximum working hours.
The Employee is only required to overtime work to which he, Velocity and the Assignment Company have agreed and which is legally permissible. The Assignment Company will have to pay an overtime surcharge calculated according to the legal regulations.
3.)Work on Sunday, Public Holidays an Nights
Any hours worked on Sundays, public holidays and at night will need Velocity’s and the Employee’s consent. The Assignment Company shall pay the legal surcharge for this work. This work has to be listed separately on the hourly work report. In case of regular night work, the Employee’s work time will be increased by the statutory time credit.
4.Remuneration for the Assignment
The Assignment Company shall pay Velocity Global CHF 66,666.67 per month as a gross base salary of the Employee (inclusive a pro-rated 13th months salary) for the services of the Employee provided by Velocity Global as well as additional allowance, surcharges for any extra hours, overtime and work on Sundays, public holidays and at night, if applicable. Additionally, the Assignment Company shall pay Velocity Global an equivalent of USD [***] as compensation for hiring fees.

This payment is also due if the Employee is prevented from performing his work for a reason related to his person, such as illness, accident, fulfillment of legal obligations or the exercise of public office, through no fault of the Employee.
The above stated remuneration includes all social security benefits, allowances, expenses and fringe benefits as well as any further training and enforcement costs and costs for Flexible Retirement Age (FAR), if applicable, according to a Collective Bargaining Agreement declared universally binding for the present Assignment.
If the Assignment Company is subject to a universally binding Collective Bargaining Agreement, it must also pay the costs of travel and meals listed in the Collective Bargaining Agreement.
Velocity shall send its invoices to Velocity Global LLC (“Velocity Global”) which shall facilitate the payment of the fee on behalf of the Assignment Company according to a separate agreement between the Assignment Company and Velocity Global. All amounts are exclusive of VAT.
5.Changes in place of work, working hours or function
Should the Assignment Company be forced by exceptional, unforeseeable circumstances to change the agreed place of work, working hours or function of the Employee during the course of the Assignment, it must inform Velocity immediately in writing and a supplement to this Assignment Agreement must be prepared.
Velocity may refuse its consent to amendments of this Agreement without justification. If essential elements according to Art. 19 para. 2 AVG are affected, these changes require the consent of the Employee.
6.Managerial authority and occupational safety
The Assignment Company has the sole right of instruction and control over the Employee(s) provided with regard to the execution of the work. According to the Employment Agreement with Velocity, the Employee is obliged to follow the instructions of the Assignment Company when carrying out the work entrusted to him.
The Assignment Company shall observe the instructions and statutory provisions on occupational safety and health protection. In particular, to prevent accidents and occupational illnesses, the Assignment Company undertakes to comply with all legal regulations (UVG, UVV, ArG, etc.) and to ensure their enforcement, in particular:
•to provide the Employee with the equipment, materials and devices necessary for the performance of his work and to verify whether the Employee uses them correctly and/or receives appropriate training;
•to take all adequate precautions and necessary measures to protect the life and health of the Employee, to prevent accidents and to ensure that the Employee is familiarized with the general, job-specific safety measures and those that are specific to his workplace in the Assignment Company.

7.Control of work performance
From the beginning of the Assignment, the Assignment Company reviews whether the Employee provided by Velocity meets the requirements and is able to carry out the tasks entrusted to him.
If this is not the case, the Assignment Company has to inform Velocity immediately in writing.
8.Notice Period
If the present Employee Assignment Agreement is concluded for an unlimited period of time, it can be terminated by either the Assignment Company or Velocity in writing with a notice period of one month.
The Assignment Company commits itself to inform Velocity in time in writing if it intends to terminate the employment relationship. Where this Agreement requires the written form, an email or any other document shall be sufficient.
This Assignment Agreement may not be terminated during a period of any condition laid out in Art. 336c of the Swiss Code of Obligations unless the Employee terminated his Employment Agreement with Velocity.
9.Conditions of Immediate Termination
The present Assignment Agreement may be terminated with immediate effect by either the Assignment Company or Velocity giving the other party in writing notice of immediate termination under the following conditions:
1.)the Employee has committed any serious or persistent breach of any of his obligations under this Agreement which the Assignment Company has informed Velocity in writing previously; or
2.)the other party is dissolved, ceases to conduct all (or substantially all) of its business, is or becomes unable to pay its debts as they fall due, is or becomes insolvent or is declared insolvent, or convenes a meeting or makes or proposes to make any arrangement or composition with its creditors; or
3.)an administrator, administrative receiver, liquidator, receiver, trustee, manager or similar is appointed over any of the assets of the other party; or
4.)an order is made for the winding up of the other party, or the other party passes a resolution for its winding up (other than for the purpose of a solvent company reorganisation or amalgamation where the resulting entity will assume all the obligations of the other party under this Agreement); or
5.)the Employee is suspected of any fraud, dishonesty or serious misconduct based on serious grounds and adequate investigation.
10.Liability for Damage
1.)In general

The Employee is not employed by the Assignment Company on the basis of a contract for work or agency contract. Therefore, Velocity is not liable to the Assignment Company in any way for the result of the services rendered by the Employee.
Information provided by Velocity about the Employee is based on the Employee’s own information, documents provided by the Employee and references obtained. The documents and references are not verified. Likewise, no medical examinations are ordered nor is a character reference obtained.
Any liability of Velocity for indirect damages, business interruption consequential damages, in particular for loss of profit or loss of data is excluded. The amount of liability is limited to three times the amount of an average monthly fee paid by the Assignment Company.
2.)Liability of the Assignment Company for Employee’s acts.
The Employee shall carry out the assigned work under the supervision and responsibility of the Assignment Company. Velocity declines any liability for damages caused by an Employee (in particular damage to installations, material or equipment of the Assignment Company, when handling money, securities, delicate or valuable goods). In relation to third parties, only the Assignment Company is liable for the employee (Art. 55 and Art. 101 Swiss Code of Obligations) and the Assignment Company shall hold Velocity harmless from any and all claims raised against Velocity by third parties due to acts of the Employee.
It is the responsibility of the Assignment Company to take out the necessary insurance to cover these various risks (Art. 101 Swiss Code of Obligations).
11.Intellectual Property Rights
Velocity acknowledges that all copyright, trademarks, patents and other intellectual property rights deriving from the Employee’s services shall belong to the Assignment Company.
12.Confidentiality
In order to protect the confidentiality and trade secrets of the Assignment Company and Velocity and without prejudice to every other duty to keep secret all information given to it or gained in confidence, the parties agree as follows:
1.)not at any time whether during or after an Assignment (unless expressly so authorized by the other party as a necessary part of the performance of its duties) to disclose to any person or to make use of any of the trade secrets or the confidential information of the other party with the exception of information already in the public domain;
2.)to deliver up to the other party (as directed) at the end of each assignment all documents and other materials belonging to the other party (and all copies) which are in its possession including documents, Velocity to also deliver to the Assignment Company any other materials created by it or the Employee during the course of the Assignment; and

3.)not at any time to make any copy, abstract, summary or précis of the whole or any part of any document or other material belonging to the other party except when required to do so in the course of its duties under an Assignment.
13.Transfer
The Assignment Company may freely hire the Employee after the end of the Assignment. The Assignment Company shall only owe possible compensation to Velocity and Velocity Global (reimbursed through Velocity Global) if the assignment has lasted less than three months and the employee transfers to the Assignment Company less than three months after the end of this assignment. The compensation which the Assignment Company shall in such a case pay to Velocity shall correspond to the amount that the Assignment Company would have to pay to Velocity for administrative expenses and profit for a three-month assignment minus the fees already paid for administrative expenses and profit.
14.Place of jurisdiction; general terms and conditions
Exclusive place of jurisdiction is Zurich.
Velocity reserves its right to sue the Assignment Company at the competent court at the place of residence or registered office of the Assignment Company.
The present Agreement is subject to Swiss law.

Place, date: October 31, 2025 /s/ Helen Van Der Corput Velocity Global Switzerland GmbH Helen Van Der Corput, Legal Counsel	Place, date: October 30, 2025 /s/ Landon Edmond Klaviyo, Inc. Landon Edmond